Exhibit 10.1

April 29, 2026

Natalie Holles
Email: [***]

Re: Offer of Employment

Dear Natalie,

Following up on our discussions, the following represents our offer regarding your employment by Aura Biosciences, Inc. (the “Company”) as a full-time, “at will” employee. This letter agreement is referred to herein as this “Agreement”. This offer and the terms of your employment with the Company (including compensation, benefits and equity awards) are subject to and conditioned upon the approval of the Company’s Board of Directors (the “Board”) in all respects.

Your title and position will be Chief Executive Officer and President and will report to the Board. Subject to the approval of the Board, you will also serve as a director of the Company. As a full-time employee of the Company, you will be expected to devote your full-time business time and energies to the business and affairs of the Company, provided that you may engage in civic and charitable activities and serve as a director on the boards of directors of up to two companies (in addition to the Company), provided such activities do not, individually or collectively, interfere with the performance of your duties hereunder or otherwise conflict with or violate the terms of this Agreement, any other agreement between you and the Company or the Company’s Code of Business Conduct and Ethics as determined by the Board.

1.
Salary and Expenses: Your compensation will be a starting salary of seven hundred thousand ($700,000) Dollars per annum subject to any Company discretionary increase (the “Base Salary”), which will be paid semimonthly or in accordance with the Company’s normal payroll practices in effect from time to time. In accordance with Company policies and procedures, you will be reimbursed for all reasonable out-of-pocket expenses incurred by you on behalf of the Company, in accordance with Company policy.
2.
Bonus: You will be eligible to receive an annual bonus targeted at fifty-five percent (55%) of your Base Salary based on the performance of the Company and consistent with the terms of the Company’s Senior Executive Cash Incentive Bonus Plan (the “Bonus”). The amount of the Bonus, if any, will be at the sole discretion of the Board. You must be employed on the date that the Bonus is paid to be eligible to receive the Bonus. Your Bonus will be paid no later than March 15 of the following calendar year. For 2026, your bonus will be prorated based on your Start Date (as defined below), as calculated by the Company.
3.
Equity: You will be eligible to be granted the following, subject to the approval of the Board:
(a)
An equity award equal to approximately 2.5 percent of the Company’s aggregate common stock and pre-funded warrants to purchase common stock issued and outstanding on the date of grant, comprised of approximately 75 percent a stock option to purchase shares of the Company’s common stock (the “Option Award”) and 25 percent restricted stock units for shares of the Company’s common stock (“RSUs”), in each case, based on the grant-date fair value and as determined by the Board (presently, for illustration only, this equity award would be a stock option to purchase one million three hundred twenty-six thousand (1,326,000) shares of the Company’s common stock and three hundred sixty-seven thousand (367,000) restricted stock units for shares of the Company’s common stock). Both the Option Award and the RSUs may either be granted under the Company’s 2021 Equity Incentive Plan, as amended (the “2021 Plan”), and the forms of award agreements thereunder, or the inducement award exception set forth in Nasdaq Marketplace Rule 5635(c)(4) outside of the 2021 Plan and be subject to terms substantially similar to the 2021 Plan and the forms of award agreements thereunder (“Inducement Award Exception”), as determined by the Board. The exercise price of the Option Award will equal the fair market value of the Company’s common stock on the date of grant and the vesting terms of the Option Award and RSUs will be outlined in the applicable equity agreements, as determined by the Board. You will be eligible for annual equity grants for years after 2026, subject to the approval of the Board. Any such grant will be subject to vesting and other terms in accordance with a grant agreement and the 2021 Plan (or any future Company equity plan from time to time).
(b)
An equity award equal to approximately 0.5 percent of the Company’s aggregate common stock and pre-funded warrants to purchase common stock issued and outstanding on the date of grant, in the form of performance-based restricted stock units for shares of the Company’s common stock (“PRSUs”), as determined by the Board (presently, for illustration only, this equity award would be three hundred thirty-nine thousand (339,000) performance-based restricted stock units for shares of the Company’s common stock). The PRSUs may either be granted under the 2021 Plan and the form of award agreement thereunder or the Inducement Award Exception, as determined by the Board. The PRSUs will be subject to both time-based vesting and the achievement of a Performance Condition (as defined below), both of which must be satisfied before the PRSUs will be deemed vested. The PRSUs shall vest in four substantially equal annual installments in accordance with the Company’s standard practices and as determined by the Board, subject to your continued service as of each such Time-based Vesting Date and the satisfaction of the Performance Condition. If the volume-weighted average price of the Company’s common stock, as reported on the Nasdaq Global Select Market or other national securities exchange, over thirty (30) consecutive trading days prior to the Expiration Date (as defined below) equals or exceeds 200% (the “Measurement Price”) of the closing price of the Company’s common stock on the trading date immediately prior to the Company’s public announcement of your appointment as its Chief Executive Officer (the “Performance Condition”), the Performance Condition shall be deemed satisfied. The Expiration Date shall be the earlier of (i) the sixth (6th) anniversary of the date of grant and (ii) the date you no longer have a Service Relationship (as defined in the 2021 Plan). Any such PRSUs that have not vested on or prior to the Expiration Date shall be forfeited for no consideration. Upon a Sale Event (as defined in the 2021 Plan) that is consummated prior to satisfaction of the Performance Condition and the Expiration Date, the Performance Condition shall be deemed satisfied if the Sale Price (as defined in the 2021 Plan) is equal to or in excess of the Measurement Price (and, for the avoidance of doubt, if the Performance Condition is satisfied as of or prior to such Sale Event, the PRSUs shall be treated as time-based awards for purposes of Section 7(a) of the Severance Plan (as defined below)). In the event the Performance Condition is not satisfied on or prior to consummation of the Sale Event, then except as the

Administrator (as defined in the 2021 Plan) may otherwise determine, the PRSUs shall be forfeited.
4.
Benefits: As a full-time employee, and for so long as you meet the eligibility requirements of such insurance, you will be entitled to health insurance benefits currently available (currently healthcare, dental and vision) for which you are eligible, and you may elect to cover your spouse and immediate family. During 2026, there is no employee contribution to premiums, but this is subject to change. We also offer a 401(k) retirement plan for which you will be eligible to participate approximately three months after the Start Date, and the Company currently matches up to six percent (6%), subject to applicable limitations. Further, you will be entitled to four (4) weeks of paid vacation annually, which shall be utilized and accrued in accordance with the Company’s vacation policy (including any state specific policy). The Company retains the right to change, add or cease any particular benefit. Please note that your participation in any benefit plans, policies or practices of the Company is subject to meeting the eligibility requirements thereof, which may include a minimum duration of employment or number of hours of service, and the Company’s benefit programs, which are subject to change by the Company in its discretion.
5.
Restrictive Covenants Agreement; Indemnification Agreement.
(a)
The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will execute a Confidential Information, Non-Solicitation, and Invention Assignment Agreement, substantially in the form previously provided to you by the Company (the “Restrictive Covenants Agreement”).
(b)
You and the Company will execute an Officer Indemnification Agreement, substantially in the form previously provided to you by the Company.
6.
Termination; Executive Severance Plan.
(a)
No provision of this Agreement shall be construed to create an express or implied employment contract for a specific period of time and you will be employed by the Company “at will.” This means that you may terminate your employment with the Company at any time and for any reason or no reason, upon five (5) days’ prior written notice to the Company. Likewise, the Company reserves the right to terminate your employment at any time and for any reason or no reason, upon five (5) days’ prior written notice to you or up to five (5) days’ pay in lieu of any such notice; provided, however, that in the event of a termination for Cause (as defined in the Company’s Executive Severance Plan (as amended, the “Severance Plan”)), no prior notice (written or otherwise) will be required. In the event of the termination of your employment with the Company by either you or the Company for any reason or no reason, subject to Section 6(b) below, your salary under Section 1 (and the vesting of any stock options and RSUs under Section 2) shall immediately cease and this Agreement shall terminate; however, notwithstanding the foregoing, the Restrictive Covenants Agreement and Section 11 of this Agreement shall survive and remain in full force and effect in accordance with their terms.
(b)
Subject to the terms and conditions thereof, including without limitation, the approval of the Board, you will be eligible to participate in the Severance Plan, as in effect on the date of your execution of a Participation Agreement, as a Tier One Executive (each as defined in the Severance Plan).

(c)
In the event that you no longer hold the position of the Company’s Chief Executive Officer (“CEO”) for any reason, you agree you will immediately offer in writing to the Chairman of the Board to tender your resignation from the Board and, if accepted by the Board, you will resign from the Board effective as of the date that you are no longer the CEO.
7.
Status: The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will need to complete the I-9 Form and bring it, together with the appropriate documents, with you when you report for work. We will not be able to employ you if you cannot comply with this requirement.
8.
Job location: The Company has agreed that you will be working remotely from the State of California but will travel, including to the Company’s office in Boston, MA, as reasonably deemed necessary by the Board.
9.
Background and Reference Checks: The Company has the right to rescind this offer pending results, in its sole discretion, of background and reference checks.
10.
Start date and Assurances: Your start date as a full-time employee of the Company shall be on April 30, 2026, or as otherwise mutually agreed (the “Start Date”). You represent that (i) you are not a party to any agreement that would prohibit you from entering into employment with the Company; (ii) you have brought to the Company’s attention and provided it with a copy of any agreement that may impact your future employment with the Company or performing the services contemplated, including but not limited to any non-disclosure, non-competition, non-solicitation or invention assignment agreements containing future work restrictions; and (iii) you are not and will not during your employment engage in any activities that present a conflict of interest with the Company or your employment. You represent that prior to the Start Date, you will not take any actions on behalf of the Company or engage in any discussions or communications on behalf of the Company, including, without limitation, with any prospective Company employees or other service providers, in each case, unless directed by, and coordinated with, the Board.
11.
Non-disparagement: Unless as required by law or valid subpoena, you agree that you will not, whether during your employment or thereafter, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or any of its known affiliates, past and present, and each of them, as well as its and their known trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them.
12.
General:
(1)
Subject to your timely execution and return of this Agreement and the Restrictive Covenants Agreement to the Company, and the other conditions hereof, this offer is binding and your employment with the Company will become effective on the Start Date. This Agreement, the Restrictive Covenants Agreement, and, subject to your execution of a Participation Agreement, the Severance Plan, constitute our entire agreement as to the terms of your employment by the Company and will supersede any prior agreements or understanding, whether in writing or oral.

(2)
This Agreement shall be governed by the laws of the State of California, without application of its principles of conflict laws.
(3)
This Agreement is binding on the Company’s successors and assigns.

[Remainder of Page Intentionally Left Blank]

Please sign and date this Agreement on the spaces provided below to acknowledge your agreement and acceptance hereof and return this Agreement to the Company by April 30, 2026, after which time it will expire.

We very much hope to work with you to build an exciting company together. Please feel free to call me if you have any questions.

Very truly yours,

AURA BIOSCIENCES, INC.

By: /s/ David Johnson
David Johnson, Chairman of the Board of Directors
Hereunto Duly Authorized

AGREED AND ACCEPTED	Date Accepted
/s/ Natalie Holles	4/29/2026
Natalie Holles